U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the Fiscal year ended October 31, 2023

Web3 Corporation n/k/a Helio Corporation

(Exact name of issuer as specified in its charter)

Florida	92-0586004
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2448 Sixth Street

Berkeley, CA 94710

(Address, including zip code of principal executive office)

510-545-2666

(Issuer’s telephone number, including area code)

Class A Common

(Title of each class of securities issued pursuant to Regulation A)

Item 1. Business

Web3 Corporation, n/k/a Helio Corporation, was incorporated on October 3, 2022 as Stirling Bridge Group Inc., in the State of Florida. Stirling Bridge Group, Inc was formed to be a specialized small business venture lender.

In June of 2023, the Company pursued the acquisition of two subsidiaries: Celebrity Cigars, Inc., a cigar media, branding, products and lifestyle company and TestDrive Live, Inc., a streaming media company and began to position itself as a digital and artificial intelligence company. In furtherance thereof, the Company changed its name in May, 2023 to Web3 Corporation.

In October of 2023, the Company determined that the above acquisitions were not feasible and executed an agreement on October 31, 2023 to rescind and void the transactions related to the proposed acquisitions. The effect of the rescission agreement is reflected in the financials reported herein. No revenue was recognized from the potential acquisitions and shares issued pursuant to the acquisitions were cancelled.

On January 3, 2024, the Company consummated a transaction, pursuant to which it acquired 100% of the outstanding stock of HelioSpace Corporation (the name of Web3 Corporation was changed to Helio Corporation in January 2024 as a result.) Helio Corporation is an aerospace technology, engineering, and research and development (R & D) holding company serving commercial, government, and non-profit organizations.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

The Company is an “emerging growth company”, as defined in the JOBS Act, and, for so long as the Company is an emerging growth company, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of internal control over financial reporting;

●	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The Company may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of the IPO, though the Company may cease to be an emerging growth company earlier under certain circumstances, including if (a) the Company has more than $1.07 billion in annual revenue in any fiscal year, (b) the market value of common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) issues more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto of the Company included in this filing. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements.

Results of Operations

The Company had no revenue during the audited period.

During the audited period, the Company intended to derive its revenue primarily from technology licensing and related services.

The Company will recognize revenue from milestone payments under ASC 606. The Company will recognize revenue at a point in time. The Company generally will invoice customers for milestone payments at such time as the right to consideration becomes unconditional and the Company has no remaining performance obligations for said payment associated therewith.

Liquidity and Capital Resources

As of October 31, 2023, we had cash of $8,563. During the 12-month period ending October 31, 2023, we used approximately $140,287 in cash for operating activities, and were provided $101,850 through financing activities.

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which are prepared in accordance with U.S. generally accepted accounting principles issued by the Financial Accounting Standards Board (“FASB”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this Annual Report, we believe that the accounting policies discussed below are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Item 3. Directors and Officers

Directors and Executive Officers

The following table sets forth the name, age, and position of executive officers and directors as of October 31, 2023. Executive officers are elected annually by the Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by the Company’s shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	64	President, CEO and Director

James S. Byrd, Jr (Founder) Mr. Byrd is a veteran corporate and securities attorney and venture capital executive with over 30 years’ experience as an attorney, venture capital executive or advisor. Mr. Byrd has experience as a corporate and securities attorney and has appeared as counsel in both State and Federal Courts, as well as in front of FINRA, the Florida Supreme Court and the U.S. Court of Appeals. During the past 5 years, Mr. Byrd has held the following positions.

Legion Capital Corporation – President and CEO, 12/15 – 6/21

James S. Byrd, PA -- President, 2014 – Present

Web3 Corporation – President and CEO, 10/22 – 1/3/24

Jim has been a director of the above-listed companies during the past 5 years.

Family Relationships

Not applicable.

Involvement in Certain Legal Proceedings

The Company’s directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. The directors and officers have not been involved in any transactions with the Company or any of the Company’s affiliates or associates, which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

Name and Principal Position	Year Ended	Salary ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr*	2023	$0	0	22,500	22,500

*	Professional fees to Byrd Law Group

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of the directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

The Company has not entered into employment agreements with any employees, officers and directors.

Director Compensation

For the year ended October 31, 2023, the sole director was Jim Byrd. No compensation was paid to any director for acting as a director. The Company does not currently have an established policy to provide compensation to members of the Board of Directors for their services in that capacity.

Outstanding Equity Awards at Fiscal Year End

Not Applicable

Item 4. Security Ownership of Management and Certain Securityholders

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of October 31, 2023, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of the Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the number of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

James Byrd, President, Secretary, Treasurer and Director	2,000,000	*
Total of Officers and Directors as a Group	2,000,000

*

Held through Blue Ridge Capital, LLC, a company owned by Mr. Byrd. As of January 3, 2024, Mr. Byrd (through his entity Blue Ridge Capital, LLC) agreed to cancel 1,560,00 shares as part of the HelioSpace transaction

David Shapiro, Class A Common Shareholder	200,000	*

*	As of January 3, 2024, Mr. Shapiro agreed to cancel 100,000 shares as part of the HelioSpace transaction.

The following summary is a description of the material terms of capital stock and is not complete. You should also refer to the articles of incorporation, as amended and bylaws, as amended, which are included as exhibits to the registration statement of which this Filing forms a part.

The following is a summary of the rights of the capital stock as provided in the articles of incorporation and bylaws. For more detailed information, please see the articles of incorporation and bylaws, which have been filed as exhibits to this filing.

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0. As of October 31, 2023, there are 2,218,700 shares of common stock issued and outstanding.

Common Stock: Each shareholder of common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of common stock are entitled to one vote for each share of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors or any other matter. Therefore, the holders of more than 50% of the common shares can determine solely the election of directors, or any other matters. The holders of common stock are entitled to receive dividends when and if declared by the Board of Directors from funds legally available, therefore, cash dividends are at the sole discretion of the Board of Directors. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to pro-rata share in all assets remaining available for distribution to them after payment of the Company’s liabilities and after provision has been made for each class of stock, if any, having any preference in relation to common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company’s articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. The Company’s articles of incorporation and bylaws provide that the Company must indemnify and advance reasonable expenses to the directors and officers to the fullest extent permitted by Florida law.

The limitation of liability and indemnification provisions in the articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company will pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in the articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of the directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for the Company’s common stock is ClearTrust, LLC.

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 165,660 shares immediately after offering, assuming minimum offering size: or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by the Company’s affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

VALIDITY OF COMMON STOCK

EXPERTS

Accell Audit & Compliance, PA, 3001 N. Rocky Point Dr. East, Suite 200, Tampa, FL 33607, has acted as the independent audit firm for the Company.

REPORTS

As a Tier 2, Regulation A filer, the Company will be required to file ongoing reports, including an annual report on form 1-K, and a semi-annual report on form 1-SA.

Item 6. Other Information

As of January 3, 2024, Mr. Jim Byrd resigned as President, Secretary, Treasurer and Director. On January 3, 2024, the following persons were appointed as Officers and Directors for the Company.

Gregory T. Delory, President, Secretary, Treasurer and Director

Joseph T. Pitman, Director

Paul S. Turin, Director

Item 7. Financial Statements

WEB3 CORPORATION, n/k/a Helio Corporation

CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2023, and 2022

Web3 Corporation, n/k/a Helio Corporation

Financial statements and

Independent Registered Public Accounting Firm Report

October 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Web3 Corporation, f/k/a Stirling Bridge Group Inc.; n/k/a Helio Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Web3 Corporation (the Company) as of October 31, 2023, and 2022, and the related statements of operations, shareholders’ deficit, and cash flows for the year ended October 31, 2023 and for the period from inception (October 3, 2022) through year ended October 31, 2022, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended October 31, 2023 and for the period from inception (October 3, 2022) through year ended October 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

Tampa, Florida

February 23, 2024

3001 N. Rocky Point Dr. East, Suite 200   ●   Tampa, Florida 33607   ●   813.367.3527

Web3 Corporation n/k/a Helio Corporation

Balance Sheet

	October 31, 2023	October 31, 2022

Assets
Current assets:
Cash	$8,563	$47,000
Prepaid services	-	3,000

Total assets	$8,563	$50,000

Liabilities and Shareholders’ Equity

Liabilities:
Note payable, related party	$-	$50,000

Total liabilities	-	50,000

Commitments and contingencies (Note 4)

Shareholders’ equity:
Common stock, no par value, 100,000,000 shares authorized, 2,218,700 and 0 issued and outstanding at October 31, 2023 and 2022, respectively	109,475	-

Common stock to be issued	-	125

Shareholders’ deficit	(100,912)	(125)
Total shareholders’ equity	8,563	-
Total liabilities and shareholders’ equity	$8,563	$50,000

See accompanying notes to audited financial statements.

Web3 Corporation n/k/a Helio Corporation

Statement of Operations

	For the year ended October 31, 2023	For the period from Inception through year ended October 31, 2022

Revenue:
Sales	$-	$-

Total revenue	-	-

Expenses:
Accounting services	8,000	-
Bad debt expense	57,500	-
Consulting services	41,000	-
Legal services	53,000	-
Travel	22,135	-
General and administrative expense	19,152	125

Total expenses	200,787	125

Net operating income (loss) before taxes	(200,787)	(125)

Provision for income taxes	-	-

Net operating loss	$(200,787)	$(125)

Other income (expense):
Gain on forgiveness of debt	100,000	-

Net loss	$(100,787)	$-

Net loss per common share – basic and diluted	$(0.27)	$(0.00)
Weighted average shares outstanding - basic and diluted	369,783	-

See accompanying notes to audited financial statements.

Web3 Corporation n/k/a Helio Corporation

Statement of Changes in Shareholders’ Equity

	No par-value Common Stock		Common stock to be issued		Shareholders’
	Shares	Amount	Shares	Amount	Deficit	Totals
October 3, 2022 (Inception)	-	$-	-	$-	$-	$-

Shares issued for cash	-	-	2,000,000	125	-	125

Net loss	-	-	-	-	(125)	(125)

October 31, 2022	-	$-	2,000,000	$125	$(125)	$-

Shares issued for cash	2,218,700	109,475	(2,000,000)	(125)	-	109,350

Net loss	-	-	-	-	(100,787)	(100,787)

October 31, 2023	2,218,700	$109,475	-	$-	$(100,912)	$8,563

See accompanying notes to audited financial statements.

Web3 Corporation n/k/a Helio Corporation

Statement of Cash Flows

	For the period year ended October 31, 2023	For the period from Inception through year ended October 31, 2022

Operating activities:
Net loss	$(100,787)	$(125)
Adjustments to reconcile cash from net loss to cash from operating activities:
Gain on forgiveness of debt	(100,000)	-
Bad debt expense	57,500	-
Changes in operating assets and liabilities
Prepaid services	3,000	(3,000)
Net cash from operating activities:	(140,287)	(3,125)

Financing activities
Proceeds from note payable – related party	100,000	50,000
Advances	(57,500)	-
Payments on note payable – related party	(50,000)	-
Proceeds on common stock issued	109,350	125

Net cash from financing activities	101,850	50,125

Net increase (decrease) in cash	(38,437)	47,000
Cash-beginning	47,000	-
Cash-ending	$8,563	$47,000

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to audited financial statements.

Web3 Corporation n/k/a Helio Corporation

Notes to the Financial Statements

NOTE 1: BUSINESS

Web3 Corporation, n/k/a Helio Corporation, was incorporated on October 3, 2022 as Stirling Bridge Group Inc., in the State of Florida. Stirling Bridge Group, Inc was formed to be a specialized small business venture lender.

In June of 2023, the Company pursued the acquisition of two subsidiaries: Celebrity Cigars, Inc., a cigar media, branding, products and lifestyle company and TestDrive Live, Inc., a streaming media company and began to position itself as a digital and artificial intelligence company. In furtherance thereof, the Company changed its name in May, 2023 to Web3 Corporation.

In October of 2023, the Company determined that the above acquisitions were not feasible and executed an agreement on October 31, 2023 to rescind and void the transactions related to the proposed acquisitions. The effect of the rescission agreement is reflected in the financials reported herein. No revenue was recognized from the potential acquisitions and shares issued pursuant to the acquisitions were cancelled.

On January 3, 2024, the Company consummated a transaction, pursuant to which it acquired 100% of the outstanding stock of HelioSpace Corporation (the name of Web3 Corporation was changed to Helio Corporation in January 2024 as a result.) Helio Corporation is an aerospace technology, engineering, and research and development (R & D) holding company serving commercial, government, and non-profit organizations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements of Web3 Corporation, f/k/a Stirling Bridge Group, Inc, n/k/a Helio Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position presented have been reflected herein.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three (3) months or less to be cash equivalents. The Company has no cash equivalents as of October 31, 2023, and 2022.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At no time since the formation of the Company has such bank balances exceeded the federally insured limits.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

As of October 31, 2023, the Company intended to derive its revenue primarily from technology services and licensing and related services.

Effective October 3, 2022, the Company adopted Accounting Standards Update ASU 2014-09, Revenue from contracts with Customers - Topic 606, and all subsequent ASUs that modified ASC 606. The implementation of the new standard had no material impact on the measurement or recognition of revenue of current and prior periods presented. Income from revenue generated by technology services, licensing fees and related services are outside the scope of ASC 606. Contracts are valued at a fixed price at inception and do not include any variable consideration or financing components in our normal course of business. In applying judgment, the Company considers customer expectations of performance materiality and the core principles of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

The Company recognizes revenue from milestone payments under ASC 606. The Company recognizes revenue at a point in time. The Company generally invoices customers for milestone payments at such time as the right to consideration becomes unconditional and the Company has no remaining performance obligations for said payment associated therewith.

Web3 Corporation n/k/a Helio Corporation

Notes to the Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash, prepaid services and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 Accounting for Income Taxes, which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes are also recognized for carry-forward losses which can be utilized to offset future taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense is comprised of the sum of current income tax plus the change in deferred tax assets and liabilities.

Earnings (loss) Per Share

Basic earnings (loss) per common share is computed based on the weighted average number of shares of all classes of common stock outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding during the period increased, when applicable, by dilutive common stock equivalents. When the Company has a net loss, dilutive common stock equivalents are not included as they would be anti-dilutive.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics.

Web3 Corporation n/k/a Helio Corporation

Notes to the Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements. The Company will adopt ASU No. 2016-13 on November 1, 2024.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is part of the FASB’s initiative to reduce complexity in accounting standards. The ASU eliminates certain exceptions to the general principles of ASC 740, Income Taxes, and simplifies income tax accounting in several areas. The standard is effective for fiscal periods beginning after December 15, 2020, with early adoption permitted. The Company adopted this ASU as of October 3, 2022.

The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3: RELATED PARTY TRANSACTIONS

In 2022, Jim Byrd, Director, made a $50,000 loan to the Company to cover startup cost and immediate operating capital. The loan was for 24 months with interest at 5% per annum and a maturity date of October 15, 2024; the loan was paid in full during 2023.

In 2023, the Company paid legal fees to Byrd Law Group in the amount of $22,500 of which Jim Byrd is President.

In 2023, a former officer of the Company made a loan through another Company in the amount of $100,000. The loan was non-interest-bearing with no terms. The loan was forgiven in 2023 and recognized as a gain on forgiveness of debt.

NOTE 4: COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is not presently a party to any legal proceedings the resolution of which the Company believes would have a material adverse effect on its business, financial condition, operating results, or cash flows. However, legal proceedings are subject to inherent uncertainties, and an unfavorable outcome could include monetary damages, and excessive verdicts can result from litigation, and as such, could result in a material adverse impact on its business, financial position, results of operations, and /or cash flows.

Web3 Corporation n/k/a Helio Corporation

Notes to the Financial Statements

NOTE 5: INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended October 31, 2023, due to the Company’s net loss carryforward.

Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject to a federal tax rate of 21% and a state tax rate of 5.5%.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended October 31, 2023, and 2022:

	Year ended October 31,	Year ended October 31,
	2023	2022
Federal statutory rate	21.0%	21.0%
State statutory rate	5.5%	5.5%
Valuation allowance	(26.5)%	(26.5)%
Effective tax rate	(0.0)%	(0.0)%

As of October 31, 2023, the Company did not record a deferred tax asset due to the materiality of the loss carryforward.

NOTE 6: FORGIVENESS OF DEBT

The Company received a loan from Nextelligence Inc in the amount of $100,000 along with an assignment of a note receivable due from FreeCast Inc to Nextelligence Inc in the amount of $200,000. In exchange the Company agreed to issue 2,000,000 shares of common stock with the agreement the Company would acquire Celebrity Cigars Inc. as part of the transaction. The issuance of stock was to consummate post-acquisition. The Company received the loan of $100,000 and the assignment of the FreeCast Inc note in April 2023.

In the period, May through July of 2023, the Company provided advances in the sum of $57,500 to Celebrity Cigars Inc.

In October of 2023, the Company determined the acquisition of Celebrity Cigars was not feasible and executed a settlement agreement to rescind and void the transaction with Nextelligence, Inc. on October 31, 2023. The settlement agreement provided that the loan given to the Company by Nextelligence in the amount of $100,000 would be forgiven by Nextelligence, Inc in exchange for the return of the note assigned to the Company by Nextelligence Inc in the amount of $200,000. Any shares issued pursuant to the voided transaction were canceled.

The Company elected to write off the advances provided to Celebrity Cigars Inc and as a result recognized bad debt expense of $57,500.

Web3 Corporation n/k/a Helio Corporation

Notes to the Financial Statements

NOTE 7: SUSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through February 23, 2024, the date the financial statements were available to be issued.

On January 3, 2024, there was a change of control of the Company. On that date, the Company consummated a transaction, pursuant to which it acquired 100% of the outstanding stock of HelioSpace Corporation (“Helio”), in exchange for the issuance of 9,795,733 new shares to the owners of Helio. That represents a change of control as, once all transfers are concluded, there will be a total of 10,894,433 shares outstanding and the Helio owners will own 90% of the issued and outstanding common shares. The name of Web3 Corporation f/k/a Stirling Bridge Group, Inc was changed to Helio Corporation in January 2024 as a result.

As of January 3, 2024, Mr. Jim Byrd resigned as President, Secretary, Treasurer and Director. On January 3, 2024, the following persons were appointed as Officers and Directors for the Company.

Gregory T. Delory, President, Secretary, Treasurer and Director

Joseph T. Pitman, Director

Paul S. Turin, Director

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
2.3	ByLaws (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
4.1	Subscription Agreement (incorporated by reference to Exhibit 4.1 to Post Qualification Amendment No. 1 to Form 1-A (File No. 024-11123) filed on March 20, 2020).
11.1*	Consent of Independent Registered Accounting Firm.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-K and has duly caused this annual to be signed on its behalf by the undersigned, thereto duly authorized, in Berkeley, California on February 27, 2024.

Web3 Corporation n/k/a Helio Corporation

By:	/s/ Gregory T. Delory
Gregory T. Delory
President and Director

By:	/s/ James S. Byrd, Jr.
James S. Byrd, Jr.
President and Director, as of October 31, 2022